                                                                    EXHIBIT 10.6

                             COMPENSATION AGREEMENT

     This Compensation Agreement (this "Agreement") is dated and made effective the 1st day of January, 1998 (the "Effective Date") between Interactive Objects, Inc. a Utah corporation (the "Company") and Steven G. Wollach (the "Employee").

     1. Employment. Company employs and Employee accepts employment on the terms and conditions in this Agreement.

     2. Duties. Employee is employed in the capacity of a Chief Financial Officer. Employee shall perform the duties customarily performed by a Chief Financial Officer, provided that Employee's precise duties may be changed, extended or curtailed, from time to time, at the Company's direction, and Employee shall assume and perform the further reasonable responsibilities and duties that the Company may assign from time to time.

     3. Intensity of Effort; Other Business. Employee shall devote Employee's entire working time, attention and efforts to Company's business and affairs, shall faithfully and diligently serve Company's interests and shall not engage in any business or employment activity that is not on Company's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Employee providing any advice or services to the businesses in which the investments are made.

     4. Term. The term of this Agreement starts on the Effective Date and expires one year later (the "Initial Term"). This Agreement shall automatically be renewed for successive one-year terms (each referred to as an "Extended Term") unless either party gives written notice of nonrenewal at least thirty
(30) days before the expiration of the term. Unless stated otherwise, the word "year" as used in this Agreement refers to incremental periods of 365 days each (366 days in the case of a leap year), not calendar years. This Agreement may terminate before the expiration of any term as provided below.

     5.   Compensation.  Employee's compensation shall be as follows:

          a. Employee's salary initially shall be $8,333 per month ($100,000 per year on an annualized basis), which shall be computed and paid in equal installments consistent with Company's normal payroll procedures. At the end of each calendar year, Employee's salary shall be reviewed by the Board and adjusted as determined by the Board in its sole discretion, provided that, absent cause or Employee's consent, it may not be adjusted downward.

          b. Employee shall receive a signing bonus in the form of an option to purchase 60,000 shares of Common Stock of the Company at $2.31 per share, which option shall vest 100 percent one year from the date of hire and be subject to the terms and conditions of the Company's 1998 stock option plan.

          c. Employee may receive annual bonuses, profit sharing and/or incentive compensation based on Company's profitability as determined by the Board in its sole discretion.

          d. Employee shall be eligible for such other compensation as may be provided by the Board in its sole discretion.

     6.   Benefit Plans.   Employee shall be eligible for all benefit plans
(including retirement or pension plans, profit sharing plans and stock option plans) that are provided generally to Company's executive employees.

     7. Vacation and Sick Leave. Employee shall be entitled to such paid vacation and personal days per calendar year (prorated if this Agreement begins and/or ends in the middle of a calendar year) as provided in the Company's benefit plan set forth in the Company's Employee Handbook.

     8. Disability. Employee shall be entitled to such disability benefits as provided in the Company's benefit plan set forth in the Company's Employee Handbook.

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     9. Business Expenses. Employee is authorized to incur reasonable travel and entertainment expenses to promote Company's business. Company shall reimburse Employee for those expenses. Employee shall provide to Company the itemized expense account information that Company reasonably requests.

     10. Termination. Employee's employment may be terminated before the expiration of this Agreement as follows, in which event Employee's compensation and benefits shall terminate except as otherwise provided below:

          a. By Company Without Cause. Company may terminate Employee's employment at anytime, without cause or good reason or advance notice. If Company terminates Employee's employment without cause, however, and provided that Employee releases Company and its agents from any and all claims in a signed, written release satisfactory in form and substance to Company, Company shall pay to Employee termination payments equal to one month's salary, based on Employee's total base salary (excluding bonuses, commissions and other compensation) for the year in which Employee is terminated. These termination payments shall be paid out at Employee's normal salary rate on regular payroll days subject to normal payroll deductions. Employee shall not be required to mitigate the amount of these termination payments by seeking other employment or otherwise, and no income to Employee of any kind shall reduce the termination payments.

          b. By Company for Cause. Company may terminate Employee's employment for cause. If Company wishes to terminate Employee's employment for cause it shall first give Employee 30 days' written notice of the circumstances constituting cause and an opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Company may terminate Employee's employment for cause by giving written notice of termination. The notice may take effect immediately or at such later date as Company may designate, provided that Employee may accelerate the termination date by giving five business days' written notice of the acceleration. Any termination of Employee's employment for cause must be approved by a majority of the Board other than Employee. Employee must be given reasonable advance notice of the meeting at which termination is to be considered, and a reasonable opportunity to address the Board.

     For purposes of this Agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent that materially impairs Employee's performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee's duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, misconduct materially injurious to Company, or any material breach of Employee's duties or obligations to Company that results in material harm to Company.

          c. By Employee Without Good Reason. Employee may terminate Employee's employment at any time, with or without good reason, by giving ninety
(90) days' advance written notice of termination.

          d. By Employee for Good Reason. Employee may terminate Employee's employment for good reason, in which event Employee shall be entitled to the same rights under this Agreement as if Company had terminated Employee's employment without cause. If Employee wishes to terminate employment for good reason Employee shall first give Company 30 days' written notice of the circumstances constituting good reason and an opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Employee may terminate employment for good reason by giving written notice of termination. The notice may take effect immediately or at such later date as Employee may designate, provided that Company may accelerate the termination date by giving five business days' written notice of the acceleration.

     For purposes of this Agreement, "good reason" means and is limited to the occurrence without cause and without Employee's consent of a material reduction in the character of Employee's duties, level of work responsibility or working conditions, a reduction in Employee's salary and/or benefits greater than 10% of the level initially established at the commencement of this Agreement, Company requiring Employee to be based anywhere other than the greater Seattle area, except for reasonable travel on Company's business, or any material breach by

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Company of its duties or obligations to Employee that results in material harm to Employee.

          e. Death. Employee's employment shall terminate automatically upon Employee's death.

     11. Indemnification. Company shall defend and indemnify Employee from and against any and all claims that may be asserted against Employee by third parties (including derivative claims asserted by third parties on behalf of Company) that are connected with Employee's employment by Company, to the extent permitted by applicable law. The foregoing notwithstanding, Company shall not be required to defend or indemnify Employee (a) in criminal proceedings, (b) in civil proceedings where Employee is the plaintiff or (c) to the extent it is finally adjudicated that Employee did not act in good faith and in the reasonable belief that Employee's actions were appropriate in the discharge of Employee's duties for Company. Company may fulfill its duty of defense by providing competent legal counsel of Company's choosing. The foregoing rights are in addition to any other rights to which Employee may be entitled under any other agreement, policy, bylaw, insurance policy, ordinance, statute or other provision.

     12. Invention, Confidentiality, Nonraiding and Noncompetition Agreement. Employee shall execute an Invention, Confidentiality, Nonraiding and Noncompetition Agreement in the form attached as EXHIBIT A, which is a part of this Agreement.

     13. Dispute Resolution. All disputes between Employee and Company that otherwise would be resolved in court shall be resolved instead by the following alternate dispute resolution process (the "Process").

          a. Disputes Covered. This Process applies to all disputes between Employee and Company, including those arising out of or related to this Agreement or Employee's employment at Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, wrongful termination disputes and discrimination, harassment or civil rights disputes. This Process applies to disputes Employee may have with Company and also applies to disputes Employee may have with any of Company's employees or agents so long as the employee or agent with whom Employee has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Employee's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to workers' compensation or unemployment compensation claims.

          b. Mediation. Before having an arbitration hearing, Employee and Company agree to attempt to resolve all disputes by mediation using the Employment Mediation Rules of the American Arbitration Association. Mediation is a nonbinding process in which a neutral person helps the parties to try to reach an agreement to resolve their disputes. If the mediation is done after one party has started the arbitration process, the mediation shall not delay the arbitration hearing date. Temporary or interim relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

          c. Arbitration. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration. Arbitration is a process in which one or more neutral people decide the case after hearing evidence presented by both sides. The arbitration shall be governed by the rules of the American Arbitration Association.

          d. Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

          e. Attorneys' Fees, Venue and Jurisdiction in Court. In any lawsuit arising out of or related to this Agreement or Employee's employment at Company, the prevailing party shall recover reasonable costs and attorneys' fees, including on appeal. Venue and jurisdiction of any such lawsuit shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue. These provisions do not give any party a right to proceed in court in violation of the agreement to arbitrate described above.

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          f. Employment Status. This Dispute Resolution Process does not guarantee continued employment, require discharge only for cause or require any particular corrective action or discharge procedures.

     14. Governing Law. This Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws.

     15. Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. The indemnification, confidentiality, limitations on publicity, possession of materials, noncompetition, nonraiding and dispute resolution provisions of this Agreement shall survive after Employee's employment by Company ends, regardless of the reason it ends, and shall be enforceable regardless of any claim Employee may have against Company.

     16. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

     17. Assignment; Successors. Company may assign its rights and delegate its duties under this Agreement. Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

     18. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

     20. Legal Representation. In connection with this Agreement, the law firm of Cairncross & Hempelmann has represented only Company and has not represented Employee. Employee acknowledges that Employee has been advised to consult with independent legal counsel before signing this Agreement and has had the opportunity to do so.

     21. Complete Agreement. This Agreement, together with the attached Exhibits, is the final and complete expression of the parties' agreement relating to Employee's employment, and supercedes any prior employment agreements and/or understandings between the parties. This Agreement may be amended only by a writing signed by both parties; it may not be amended orally or by course of dealing. The parties are not entering into this Agreement relying on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement, whether in effect now or adopted later, shall apply to Employee according to their terms.

     DATED as of the date first written above.

                                       EMPLOYEE:  STEVEN G. WOLLACH



                                       /s/ Steven G. Wollach
                                       ---------------------

                                       INTERACTIVE OBJECTS, INC.:


                                       By: /s/Ryan Smith
                                          -------------------
                                           Its: Chairman/CEO

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                      AMENDMENT TO COMPENSATION AGREEMENT

     This Amendment (the "Amendment") is entered into and made effective as of the 1st day of July, 1998 and amends that certain Compensation Agreement (the "Agreement") dated as of January 1, 1998 between Interactive Objects, Inc., a Washington corporation (the "Company"), and Steven G. Wollach (the "Employee"). The parties hereby agree as follows:

     1. The first phrase of the first sentence in Section 5(a) of the Agreement is amended to read as follows:

     "Employee's salary initially shall be $11,250 per month ($135,000 per year on an annualized basis), ...".

     2. Section 10(a) of the Agreement is amended to read in its entirety as follows:

          "a. By Company Without Cause. Company may terminate Employee's employment at any time, without cause or good reason or advance notice."

     3. A new Section 10(e) is added to the Agreement to read in its entirety as follows:

          "e. Severance. If (i) Company terminates Employee's employment for any reason other than fraud or (ii) Employee terminates Employee's employment for any reason or no reason, and, in any event, provided that Employee releases Company and its agents from any and all claims in a signed, written release satisfactory in form and substance to Company, Company shall pay to Employee termination payments equal to twelve months' salary, based on Employee's total base salary (excluding bonuses, commissions and other compensation) for the year in which Employee is terminated."

     4. The Company desires to increase the number of shares underlying stock options granted to Employee from 60,000 shares to 200,000 shares. Accordingly,
Section 5(b) of the Agreement is amended to read as follows:

          "b. Employee shall receive a signing bonus in the form of options to purchase up to 200,000 shares of Common Stock of the Company at an exercise price of $2.31 per share, which option shall be subject to the terms and conditions of the Company's 1998 stock option plan. The options shall vest as follows: options for 60,000 shares shall be "incentive stock options" (as defined under Section 422 of the Internal Revenue Code of 1986, as amended) and shall vest one year from the date of hire, and the remaining options for 140,000 shares shall be "nonqualified stock options" and shall vest ratably in one month increments over the subsequent two years; provided, however, that notwithstanding the above, all options shall be accelerated and immediately exercisable in the event that (i) Company terminates Employee's employment for any reason other than fraud or (ii) Employee terminates Employee's employment for any reason or no reason."

     5. Except as amended above, the Agreement shall continue in full force and effect as though set forth in this Amendment.

     DATED as of the date first above written.

EMPLOYEE:                    INTERACTIVE OBJECTS, INC.



/s/ Steven G. Wollach        By:  /s/ Ryan Smith
---------------------        ----------------------
Steven G. Wollach            Its:  Chairman/CEO